Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 5, 2004 relating to the financial statements and financial statement schedule of Horizon Health Corporation, which appears in Horizon Health Corporation’s Annual Report on Form 10-K for the year ended August 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas

February 14, 2005